Exhibit 3.73

CERTIFICATE OF FORMATION

OF

SX SUB, LLC

This Certificate of Formation of SX Sub, LLC (the "Company") is being executed by the undersigned for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act.

1.	The name of the limited liability company is SX Sub, LLC.

2.	The address of the registered office of the Company in Delaware is 2711 Centerville Road, Suite 400, County of New Castle, Wilmington, Delaware 19808.

3.	The Company's registered agent at that address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned, an authorized person of the Company, has caused this Certificate of Formation to be duly executed as of this 13th day of November, 2008.

By:	/s/ Timothy P. O’Grady
Timothy P. O’Grady
Authorized Person

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company:	SX Sub, LLC

2.	The Certificate of formation of the limited liability company is hereby amended as follows:

Request to change name to:

Clearwire XOHM LLC

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 1st day of December, A.D. 2008.

By Clearwire Communications LLC, its Manager

By:	/s/ Jillian Harrison
Name: Jillian Harrison
Title: Assistant Secretary